ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 25th day of February, 2005 by and between Jayco Ventures, Inc., a Florida corporation (the “Company”) and M-Wave DBS, Inc., an Illinois corporation (the “Purchaser”).  The Purchaser and the Company hereinafter are sometimes referred to individually as a “Party” and collectively as the “Parties.”  Jason Cohen (“Cohen”) and Joshua Blake (“Blake”) are parties to this Agreement solely with respect to Sections 3.3.4, 3.3.6, 6.2 and 8.2 below.

RECITALS:

WHEREAS, the Company is in the business of distributing Direct Broadcasting Satellite (DBS) industry products (the “Business”); and

WHEREAS, the Company desires to sell, transfer and assign to the Purchaser and the Purchaser desires to purchase from the Company substantially all of the assets of the Company, other than Excluded Assets (as defined in Section 1.2) for an amount in cash, all as herein provided and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase and Sale of the Purchased Assets

1.1       Purchased Assets.  On the Closing Date (as defined in Section 3.2), upon the terms and subject to the conditions of this Agreement, the Company will sell, assign, transfer, grant, bargain, setover, release, deliver, vest and convey to Purchaser or cause to be sold, assigned, transferred, granted, bargained, setover, released, delivered and conveyed to Purchaser, and Purchaser will purchase from the Company all of the assets, properties and goodwill of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by the Company, or to which it is directly or indirectly entitled and, in any case, belonging to or used or intended to be used in the Business, free and clear of all liens, mortgages, pledges, security interests, claims, assessments, restrictions, encumbrances and charges of every kind (collectively, “Liens”), other than the assets described in Section 1.2 which shall be excluded from the sale (the assets to be purchased by Purchaser being referred to collectively as the “Purchased Assets” and the assets to be excluded being referred to collectively as the “Excluded Assets”).  The Purchased Assets shall include, without limitation, the following:

1.1.1       the going concern value of the Business;

1.1.2       the goodwill of the Company relating to the Business;

1.1.3       all other intangible rights and property of the Company as set forth on Schedule 4.9, including intangible rights and property of Cohen and/or Blake if such intangible rights and property was or is Used by the Company, including but not limited to, all of the Company’s, Cohen’s and Blake’s right, title and interest in, to and under (i) all patents, inventions (whether or not patented or able to be patented), works of authorship, mask works, data, technology, know-how, trade secrets, ideas and information, designs, formulas, algorithms, processes, methods, schematics and computer software (in source code and/or object code format); (ii) all trade names, trade and service marks, logos, domains, URLs, websites, addresses, and other designations (collectively, “Marks”); and (iii) patent rights, Mark rights, copyrights, mask work rights, sui generis database rights, trade secret rights, moral rights, and all other intellectual and industrial property rights of any sort throughout the world and all applications, registration, issuance’s and the like with respect thereto (collectively, the “Intellectual Property”), that was or is used, exercised or exploited (collectively, “Used”);

1.1.4       all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind currently owned or leased by the Company (wherever located and whether or not carried on the Company’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto (collectively, the “Tangible Personal Property”);

1.1.5       all contracts, agreements, leases, licenses, purchase and sales orders, quotations and other executory rights of the Company and commitments of third parties relating to the Business, as expressly listed on Schedule 1.1.5, (i) under which the Company  has, or may acquire, any rights or benefits; (ii) under which the Company has or may become subject to any obligation or liability; or (iii) by which the Company, or any of the Purchased Assets owned by the Company or used in the Business, is or may become bound; and (iv) all outstanding offers or solicitations made by or to the Company to enter into any of the foregoing (collectively, the “Contracts”);

1.1.6       all rights of the Company relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof associated with any Purchased Asset, excluding any such deposits and prepaid expenses for rent, telephone and other utilities not purchased by Purchaser;

1.1.7       (i) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company; (ii) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right  related to any of the foregoing that exists immediately prior to the Closing Date (collectively, the “Accounts Receivable”);

1.1.8       all inventories of the Company, that are directly or indirectly maintained, held, or stored, by or for the Company for use in or by the Business immediately prior to the Closing Date, and any prepaid deposits for the same, including raw materials, work in process, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items (collectively, the “Inventories”);

1.1.9       all information related to the Business that is stored on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, including but not limited to, client and customer lists, service and warranty records, supplier lists, shipping and receiving records, research and development information, production reports, equipment logs, operating guides and manuals, financial, tax and accounting records, marketing, advertising and other creative materials, management reports, computer files, computer software and programs and any rights thereto, correspondence and other similar documents and, to the extent allowed under applicable law, copies of all personnel records (collectively, the “Records”);

1.1.10   all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement;

1.1.11   all claims of the Company against third parties relating to the Purchased Assets or the Business, whether choate or inchoate, known or unknown, contingent or not contingent;

1.1.12   all permits, licenses, consents, registrations or authorizations issued, given or otherwise made available to the Company by or under the authority of any Governmental Authority, and all pending applications therefor, or renewals thereof, in each case to the extent transferable to Purchaser (collectively, the “Permits”); and

1.1.13   all rights of the Company immediately prior to the Closing Date in, to and under all other assets, rights and claims of every kind and nature used or intended to be used in the operation of, or residing with, the Business.

1.2       Excluded Assets.  Anything to the contrary in Section 1.1 notwithstanding, the Purchased Assets shall exclude the following assets of the Company (collectively, the “Excluded Assets”):

1.2.1    the Company’s rights under this Agreement and all documents and instruments executed in connection with this Agreement;

1.2.2    any life insurance policies, and the cash value thereof, of the Company;

1.2.3    the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence as a corporation of the Company;

1.2.4    all real property leases to which the Company is a party;

1.2.5    the Company’s Tax Returns (as defined in Section 4.4.2) and rights to refunds of income taxes paid prior to the Closing Date;

1.2.6    all rights of the Company relating to lease deposits and claims for refunds and rights to offset in respect thereof; and

1.2.7    any other asset specifically identified in Schedule 1.2.

1.3       Assignment of Contracts.  The Purchaser shall cooperate with the Company in obtaining any third party consents that may be required to transfer the Purchased Assets to the Purchaser, including the provision of such information of the Purchaser as may be reasonably requested by such third parties in the context of their review of requests for consent.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any Contract, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of the Purchaser thereunder.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of the Company thereunder so that the Purchaser would not in fact receive all such rights, the Company will cooperate with the Purchaser, at Purchaser’s expense, in any reasonable arrangement designed to provide for the Purchaser the benefits under such claims, contracts, licenses, franchises, leases, commitments, sales orders, sales contracts, supply contracts, service agreements, purchase orders, purchase commitments or receivables.

1.4       Assumed Liabilities. The Purchaser will only assume liabilities and obligations of the Company pursuant to executory contracts, and orders and commitments specifically included in the Purchased Assets listed on Schedule 1.1.5 (collectively, the “Assumed Liabilities”):

1.5       Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities of the Company (including, without limitation, those related to the Business) of any kind, character or description whatsoever, including but not limited to the following liabilities (collectively, the “Excluded Liabilities”):

1.5.1    any liability or obligation that arises out of the transactions contemplated by this Agreement or results from any breach or default by the Company under this Agreement or any agreement, certificate or other document or instrument that may be executed or delivered in connection with this Agreement or the transactions contemplated hereby, or any liability or obligation where the existence, imposition, nature or extent of such liability or obligation gives rise to or constitutes a breach or default by the Company under this Agreement or any other agreement, certificate or other document or instrument that may be executed or delivered by the Company in connection with this Agreement or the transactions contemplated hereby;

1.5.2    any liability, accruals for, or obligation relating to income taxes, franchise, sales, use, payroll, unemployment and withholding taxes, including deferred income taxes reflected on the Last Balance Sheet (as defined in Section 4.3), including any interest or penalties related thereto, incurred and payable by the Company on or prior to the Closing Date;

1.5.3    any liability or obligation relating to indebtedness for borrowed money of the Company and all interest thereon and all fees, charges, penalties and other amounts incurred in connection therewith;

1.5.4    other than an Assumed Liability, any liability or obligation relating to any violation of any law, statute,  rule or regulation by the Company that arises out of or results from the Closing or any act, omission, occurrence or state of facts prior to the Closing;

1.5.5    any liability related to the defects in products sold by the Company or negligence or omissions in the manner in which products of the Company are sold or distributed, whether within the nature of product liability and whether such liability arises from sales or events prior to the Closing;

1.5.6    any liability related to the employment practices of the Company prior to Closing;

1.5.7    any liability or obligation of the Company to its sole shareholder or his affiliates; and

1.5.9    any obligation or liability under any real property lease to which the Company is a party.

1.6       No Expansion of Third Party Rights.  The (a) assumption by the Purchaser of the Assumed Liabilities, (b) transfer thereof by the Company and (c) limitations in the description of Excluded Liabilities in Section 1.5 shall in no way expand the rights or remedies of any third party against the Purchaser or the Company as compared to the rights and remedies such third party would have had against the Company had the Purchaser not assumed such liabilities.  Without limiting the generality of the preceding sentence, the assumption by the Purchaser of the Assumed Liabilities shall not create any third party beneficiary rights.

1.7       Insurance Proceeds.  If any of the Purchased Assets are destroyed or damaged or taken in condemnation on or prior to the Closing Date, the insurance proceeds or condemnation award with respect thereto shall be a Purchased Asset; provided that, in the event the destruction, damage or condemnation has a material adverse effect on the Business and such destroyed, damaged or condemned Purchased Assets are not capable of being promptly replaced by the Company prior to the Closing, the Purchaser may, by delivering written notice to the Company, terminate this Agreement and all Parties’ obligations and rights hereunder.  At the Closing, the Company shall pay or credit to the Purchaser any such insurance proceeds or condemnation awards received by it on or prior to the Closing and shall assign to or assert for the benefit of the Purchaser all of its rights against any insurance companies, governmental or regulatory authorities and others with respect to such damage, destruction or condemnation.  As and to the extent that there is available insurance under policies maintained by the Company and its affiliates, predecessors and successors in respect of any Assumed Liability, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, the Company shall cause such insurance to be applied toward the payment of such Assumed Liability.

ARTICLE II

Purchase Price

2.1       Purchase Price.  In consideration for the Purchased Assets, the Purchaser shall pay to the Company One Million Three Hundred and Sixty Thousand Dollars ($1,360,000.00) (the “Purchase Price”).  In addition, at the Closing the Purchaser shall assume the Assumed Liabilities.

2.2       Payment of Purchase Price.

2.2.1    At the Closing, the Purchaser shall pay to the Company, by wire transfer of immediately available funds to an account or accounts designated by the Company, an amount equal to the Purchase Price minus the Good Faith Deposit (as defined in Section 2.2.2 below) (the “Closing Payment”).

2.2.2    Pursuant to a letter agreement dated January 27, 2005 by and between the Parties (the “Good Faith Deposit Agreement”), the Purchaser deposited One Hundred Thirty-Six Thousand Dollars ($136,000) with Genovese, Joblove & Battista (the “Escrow Agent”) as a good faith deposit in connection with the transaction contemplated herein (the “Good Faith Deposit”).  At the Closing, the Escrow Agent shall disburse the Good Faith Deposit by wire transfer of immediately available funds to an account or accounts designated by the Company.  The Company shall provide Purchaser with the account information necessary to complete this transaction either prior to or at the Closing.

ARTICLE III

Pre-Closing; Closing Conditions; Pre-Closing Covenants; Execution

3.1       Pre-Closing.  From the date of this Agreement through the earlier of termination hereof or Closing, the Company shall use its commercially reasonable efforts to provide (or cause to be provided) the information, materials and access reasonably requested by the Purchaser.

3.2       Time and Place of the Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Adorno & Yoss, LLP, 350 E. Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301, or by mail or facsimile transmission of the documents, certificates and instruments required to consummate the transactions contemplated hereby, on February 25, 2005 or such other date and place as the Parties shall mutually determine (the “Closing Date”).  The Company agrees that the Purchaser shall have the right to extend the Closing Dated by up to five (5) business days at its sole discretion.

3.3       Closing Transactions.  Subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

3.3.1    the Company and the Purchaser shall enter into an Assignment and Assumption Agreement, and a Bill of Sale and General Assignment in a form customary in transactions similar to the transaction contemplated herein and satisfactory to the Parties;

3.3.2    the Purchaser, or its designee, shall deliver the Closing Payment to the Company by wire transfer of immediately available funds to an account or accounts designated by the Company;

3.3.3    the parties shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the Good Faith Deposit by wire transfer of immediately available funds to an account or accounts designated by the Company;

3.3.4    the Purchaser, Cohen and Blake shall execute (A) an employment agreement between the Purchaser and Jason Cohen in the form attached hereto as Exhibit A-1, and (B) an employment agreement between the Purchaser and Joshua Blake in the form attached hereto as Exhibit A-2;

3.3.5    the Company shall deliver to the Purchaser, or leave at the Premises (as defined in Section 4.5) at which they are located, all of the books, records, documents and other materials relating to the Purchased Assets, except for those books, records, documents and other materials that are Excluded Assets;

3.3.6    the Company, Cohen and Blake shall enter into Patent Assignment Agreements with the Purchaser in a form customary in transactions similar to the transaction contemplated herein and satisfactory to the parties to such Patent Assignment Agreements.

3.3.7    the Company and the Purchaser shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other Party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

3.4       The Company’s Closing Deliveries.  Subject to and conditioned upon the Closing, on or prior to the Closing Date, the Company shall have delivered to the Purchaser all of the following:

3.4.1    copies of all third party and governmental consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated herein;

3.4.2    a certificate of the Secretary of State of the State of Florida that the Company is in good standing in such State;

3.4.3    Secretary’s certificate regarding the approval of the Agreement and transactions by the Company’s board of directors;

3.4.4    aletter by Adorno & Yoss, LLP, counsel to the Company, or another counsel reasonably satisfactory to the Purchaser substantially in the form attached hereto as Exhibit B; and

3.4.6    such other documents, instruments or certificates (including customary incumbency and bring down certificates) as the Purchaser may reasonably request to effect the transactions contemplated hereby.

3.5       The Purchaser’s Closing Deliveries.  Subject to and conditioned upon the Closing, on or prior to the Closing Date, the Purchaser shall have delivered to the Company, all of the following:

3.5.1    certificate of the Secretary of State of Illinois providing that the Purchaser is in good standing;

3.5.2    Secretary’s Certificate regarding the approval of the Agreement and transactions by the Purchaser’s board of directors;

3.5.3    a letter by Freeborn & Peters, LLP, in form reasonably acceptable to the Company and the Company’s counsel substantially in the form attached hereto as Exhibit C; and

3.5.4    such other documents, instruments or certificates (including customary incumbency and bring down certificates) as the Company may reasonably request to effect the transactions contemplated hereby.

3.6       Conditions to the Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

3.6.1    the representations and warranties set forth in Article IV shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

3.6.2    the Company shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

3.6.3    the transactions contemplated by this Agreement shall not be prohibited by any applicable law or governmental regulation, shall not subject the Purchaser to any penalty, liability or other materially adverse condition under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which the Purchaser is subject;

3.6.4    no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Purchaser to own the Purchased Assets, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

3.6.5    the Company shall have received proper termination statements (Form UCC-3) necessary to terminate the effectiveness of any financing statements filed with respect to the Purchased Assets;

3.6.6    the Purchaser shall have received all material permits, licenses, registrations and other governmental approvals required for the Purchaser’s operation of the Business and occupation of the Premises (including without limitation all permits, licenses, registrations and other governmental approvals required under Environmental Laws), provided, that the Purchaser has used commercially reasonable efforts to file applications to obtain or, to the extent any of the Company’s material permits, licenses, registrations or other governmental authorizations are transferable to the Purchaser and included in the Purchased Assets, to file requests to transfer, reissue or modify, any such permits, licenses, registrations and approvals;

3.6.7    the Purchaser shall have received all necessary approvals from its board of directors to consummate the transactions contemplated hereby;

3.6.8    the Purchaser shall have received all necessary approvals from Silicon Valley Bank to consummate the transactions contemplated hereby; and

3.6.9    the Purchaser shall have received, in writing, the right to co-occupy the premises leased by the Company in Florida following the Closing pursuant to the terms set forth in the stipulation between the Company and the landlord of such Florida premises dated February 10, 2005.  Additionally, the Purchaser shall have entered into a new sublease with Breg, Inc. for the premises subleased by the Company in California on substantially similar economic terms and conditions  to those currently in place between the Company, and the Purchaser shall have received a waiver from the landlord of such California premises

Any condition specified in this Section 3.6 may be waived pre-Closing by the Purchaser; provided that no such waiver shall be effective against the Purchaser unless it is set forth in a written instrument executed by the Purchaser.  In the event that the Purchaser elects to consummate the transactions contemplated by this Agreement even though certain of the conditions set forth in this Section 3.6 have not been satisfied, upon the Closing, any conditions in Section 3.6 that have not otherwise been satisfied shall be identified in a writing to be signed by the Parties and considered waived by the Purchaser.

3.7       Conditions to the Company’s Obligations.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

3.7.1    the representations and warranties set forth in Article V shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

3.7.2    the Purchaser shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

3.7.3    the transactions contemplated by this Agreement shall not be prohibited by any applicable law or governmental regulation, shall not subject the Company to any penalty, liability or other materially adverse condition under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which the Company is subject; and

3.7.4    no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Company to retain the Purchase Price, including the Closing Payment and the Good Faith Deposit, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

Any condition specified in this Section 3.7 may be waived by the Company provided that no such waiver shall be effective against the Company unless it is set forth in a writing executed by the Company.  In the event that the Company elect to consummate the transactions contemplated by this Agreement even though certain of the conditions set forth in this Section 3.7 have not been satisfied, upon the Closing, any conditions in Section 3.7 that have not otherwise been satisfied shall be identified in a writing to be signed by the Parties and considered waived by the Company.

3.8       Affirmative Covenants of the Company.  Prior to the Closing, unless the Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, the Company shall, except as set forth in the schedules to this Agreement, conduct the Business and operations only in the ordinary course of business, consistent with past practice.  Notwithstanding the foregoing, the Company shall obtain consent from the Purchaser before entering into any Contract or fulfilling any purchase and sales orders.

3.9       Negative Covenants of the Company.  Prior to the Closing, except as the Purchaser otherwise agrees in writing or as is expressly contemplated by this Agreement, the Company shall not:

3.9.1    establish or, except in the ordinary course of business consistent with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

3.9.2    enter into any material contract, agreement or transaction with third parties;

3.9.3    incur, guarantee, or become subject to any material liabilities;

3.9.4    acquire or dispose of any assets and properties used or held for use in the conduct of the Business or creating or incurring any Lien;

3.9.5    violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Contract or any license;

3.9.6    make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Business in an aggregate amount; or

3.9.7    enter into any agreement to do or engage in any of the foregoing.

3.10     Covenants of the Purchaser.  Prior to the Closing, the Purchaser shall cooperate with the Company and use its reasonable best efforts to cause the conditions to the Company’s obligation to consummate the transactions contemplated by this Agreement to be satisfied, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered (including, without limitation, the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations).

ARTICLE IV

Representations and Warranties of the Company

To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, the Company makes the following representations and warranties.  All references to the “Company’s knowledge” or to words of similar import will be deemed to be references to the actual knowledge of its sole shareholder.

4.1       Organization, Power and Authority; Subsidiaries.

4.1.1    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own or lease its properties, to carry on its business as it is now being conducted and to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder.  The Company is legally qualified to transact business as a foreign corporation in each of the jurisdictions in which its business or property is such as to require that it be thus qualified, and it is in good standing in each of the jurisdictions in which it is so qualified and each such jurisdiction is listed on Schedule 4.1.

4.1.2    The Company does not directly or indirectly own any capital stock of, or other equity interests in, any corporation, partnership, joint venture or other entity.

4.2       Due Authorization; Binding Obligation; No Conflicts.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company.  This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) contravene any provision of the Certificate of Incorporation or by-laws of the Company; (b) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Company, except for such violations or conflicts that, taken in the aggregate, could not reasonably be expected to have a material adverse effect upon the Company; or (c) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against the Company.

4.3       Financial Statements.  The Company previously has furnished to the Purchaser the following financial statements (the “Financial Statements”) of the Company:

(a)        balance sheets as of December 31, 2001, December 31, 2002 and December 31, 2003, including the notes pertaining thereto, prepared and certified by the Company’s outside accountants;

(b)        balance sheet as of December 31, 2004 (the “Last Balance Sheet”);

(c)        statements of income for the years ended December 31, 2001, December 31, 2002 and December 31, 2003, including the notes pertaining thereto, prepared and certified by the Company’s outside accountants; and

(d)        statement of income for the twelve (12) months ended December 31, 2004.

The Financial Statements (including in all cases any notes thereto) are accurate and complete in all material respects, are consistent with the information contained in the books and records (which, in turn, are accurate and complete in all material respects), fairly present the financial condition and results of operations of the Company as of the times and for the periods referred to therein and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods indicated, subject in the case of interim financial statements, to the absence of footnote disclosure and normal year-end adjustments.

4.4       Tax Matters.  Except as set forth on Schedule 4.4:

4.4.1    All taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, all estimated taxes, deficiency assessments, additions to tax, penalties and interest (collectively “Taxes”) required to be paid by  the Company on or before the date hereof have been timely paid, and any Taxes required to be paid by the Company after the date hereof relating to a period ending on or before the Closing Date or relating to the transactions contemplated by this Agreement shall be timely paid.

4.4.2    All material returns and other reports required to be filed by the Company with respect to Taxes (all such returns and other reports, “Tax Returns”) on or before the Closing Date have been timely filed and were true, correct and complete in all material respects.  All material Tax Returns required to be filed by or with respect to the Company after the date hereof relating to a period ending on or before the Closing Date shall be prepared and timely filed, in a manner consistent with prior years and applicable laws, rules and regulations and shall be true, correct and complete in all material respects.

4.4.3    Schedule 4.4 sets forth the status of federal, state, county, local and foreign tax audits of the Tax Returns of the Company for each fiscal year for which the statute of limitations has not expired, including amounts of any deficiencies and additions to Taxes, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and other amounts of any payments made by the Company.  Any adjustments made on any Tax Return of the Company as a result of any tax audit, amended Tax Return or otherwise have been timely and duly reported to each applicable state, county, local, federal and foreign taxing authority to the extent required by law.

4.5       Real Estate.  Schedule 4.5 sets forth a list of each lease or similar agreement under which the Company is lessee of, or holds or operates, any real property owned by any third Person (sometimes referred to herein as the “Leased Real Property” or the “Premises”).

4.6       Purchased Assets.

4.6.1    The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Company and include all of the operating assets of the Company.

4.6.2    the Company has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser without penalty or other adverse consequences.  Following the Closing and the execution of any necessary instruments of transfer, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Company in the Purchased Assets, free and clear of any Liens, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the Closing.  The Company has, and, following the Closing the Purchaser will have, the right to access any of the premises upon which any of the Purchased Assets are located and remove such Purchased Assets.

4.7       Accounts Receivables.  Except as set forth in Schedule 4.7, all of the Company’s accounts receivable (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms; (ii) are valid and legally binding obligations of the respective debtors, enforceable in accordance with their terms; and (iii) are fully collectible in accordance with their terms, but in any event not later than one hundred twenty (120) days after the Closing, net of any reserves set forth on the Financial Statements.

4.8       Licenses and Permits.  The Company possesses all material licenses and material required governmental or official approvals, permits or authorizations (collectively, the “Permits”) necessary for the business and operations of the Company.  Until immediately prior to the Closing, all such Permits are valid and in full force and effect, the Company is in compliance with their requirements, and no proceeding is pending or threatened to revoke or amend any of them.  Schedule 4.8 contains a complete list of all such Permits.  As to the Premises, the Company has not received a written notice from a governmental entity stating that it does not have any such required items.

4.9       Intellectual Property Rights.

4.9.1    Schedule 4.9 contains a complete and accurate list of all of the Intellectual Property owned or Used by the Company that are either material to the Business or are registered, except for off-the-shelf software and licenses implied in the sale of such software.

4.9.2    All licenses and agreements listed on Schedule 4.9 are, except as set forth thereon, evidenced by written agreements that have not been materially breached, terminated or canceled by the Company or the other party to such licenses and agreements and the Company does not have any knowledge of any anticipated breach, termination or cancellation by any other party to such licenses and agreements.

4.9.3    Except as set forth on Schedule 4.9, (a) the Company owns all right, title and interest in and to all of the Intellectual Property; (b) the Company has not received a notice of any claim by any third party asserting the invalidity, misuse, or unenforceability of the Intellectual Property, and, to the Company’s knowledge, there are no grounds for the same; (c) the Company has not received a notice of conflict with the asserted rights of others since the inception of the Company; and (d) to the Company’s knowledge, the conduct of the Business has not infringed any intellectual property rights of others.

4.10     Contracts and Agreements with Respect to the Company.  Schedule 4.10 sets forth a complete and accurate list of the following contracts and agreements to which the Company is a party:

(a)        any collective bargaining agreement or other contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice;

(b)        any express contract for the employment of any officer, individual, employee or other Person (as defined in Section 4.18) on a full-time or consulting or independent sales representative basis and any severance agreements, plans or programs, or any other agreements, written or oral, providing for payments or benefits upon termination of employment or any consulting or independent sale representative arrangement;

(c)        any agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets, including, without limitation, the documents related to any equipment financing;

(d)        any contract (excluding accounts receivable from customers in the ordinary course of business) under which the Company has advanced or loaned money to any other Person;

(e)        any agreement with respect to the lending or investing of funds;

(f)         any license or royalty agreement (excluding licenses or agreements pertaining to “off-the-shelf” software);

(g)        any guaranty of any obligation other than endorsements made for collection;

(h)        any lease or agreement under which it is lessee or permitted to hold or operate any property, real or personal, or is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it, except the existing lease of the Premises, which will be terminated at Closing;

(i)         any contract or group of related contracts with the same party or related party continuing over a period of more than six (6) months from the date or dates thereof, not terminable by it on thirty (30) days or less notice without penalties;

(j)         any confidentiality agreement or similar arrangement, other than those which were entered into with potential third-party purchasers of the Company or the Purchased Assets;

(k)        any non-compete or similar contract which prohibits it from freely engaging in business anywhere in the world; or

(l)         any other agreement material to it whether or not entered into in the ordinary course of business, except for this Agreement or the agreements contemplated hereby.

4.11     Litigation.  Except as set forth on Schedule 4.11, there are no actions, suits, claims, governmental investigations or arbitration proceedings  pending or to the knowledge of the Company threatened against the Company, or any of the Purchased Assets, or which question the validity or enforceability of this Agreement or any action contemplated herein.  Except as set forth on Schedule 4.11, there are no outstanding unsatisfied orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Company is or was a party or which apply to any of the Purchased Assets.

4.12     Insurance. Schedule 4.12 lists each insurance policy maintained by the Company which is included in the Purchased Assets with respect to its properties, assets, including Purchased Assets, and business.  Except as set forth on Schedule 4.12, all premiums and other payments which have become due under the policies of insurance listed on Schedule 4.12 have been paid in full, all of such policies are now in full force and effect and the Company has not received notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds.  Except as set forth on Schedule 4.12, the Company has no self-insurance or co-insurance programs, and the reserves set forth on the Last Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or coinsurance programs.

4.13     Absence of Certain Developments.  Except as set forth on Schedule 4.13 and except as expressly contemplated by this Agreement, since the date of the Last Balance Sheet, the Company has not:

(a)        suffered any material adverse change in the Business, the Purchased Assets, liabilities, properties or prospects of Company or in the financial condition or results of operations of the Company, other than changes occurring in the ordinary course of business consistent with past practice, or suffered any theft, damage, destruction or casualty to the Purchased Assets, whether or not covered by insurance or suffered any substantial destruction of its books and records;

(b)        incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business consistent with past practice;

(c)        subjected any portion of the Purchased Assets to any Lien which will not be discharged as of the Closing;

(d)        sold, leased, assigned or transferred (including, without limitation, transfers to the shareholder, officers and directors of the Company) any of the Purchased Assets, except for sales of inventory in the ordinary course of business consistent with past practice or in connection with replacement of equipment or as otherwise contemplated by this Agreement, or canceled without fair consideration any debts or claims owing to or held by it;

(e)        sold, assigned, licensed or transferred (including, without limitation, transfers to the Shareholder, officers and directors of the Company) any proprietary rights owned by, issued to or licensed to it or disclosed any confidential information (other than pursuant to agreements requiring the recipient of such confidential information to maintain the confidentiality of and preserving all its rights in such confidential information);

(f)         suffered any extraordinary losses or waived any rights of material value;

(g)        entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business consistent with past practice;

(h)        except as contemplated in this Agreement, made any other material change in employment terms for any of its directors, officers, and employees;

(i)         made, paid or incurred any capital expenditures or commitments for capital expenditures;

(j)         made, paid or incurred any loans or advances to, or guarantees for the benefit of, any Person;

(k)        entered into, terminated, or received notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract, agreement or transaction; or

(l)         committed, either orally or in writing, to do any of the foregoing.

4.14     Compliance with Laws.  The Company is in compliance with all laws, rules, regulations and orders applicable to it (excluding laws, rules, regulations and orders applicable to the Premises). Since December 31, 2003, the Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws and no proceeding with respect to any such violation is pending.

4.15     Environmental Matters. The operations, processes, practices, equipment and activities of the Company comply and have complied in all material respects with applicable Environmental Laws and the Company has not received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws.

4.15.1  For purposes of this Agreement, “Environmental Law(s) shall mean all applicable foreign, federal, state, regional, county or local, statutes, laws, regulations, ordinances, codes, rules, judgments, orders, decrees, permits, concessions, grants, agreements, licenses or other requirements or restrictions of law, including all common law, pertaining to protection of the indoor or outdoor environment, health, safety of persons, management or use of natural resources, protection or use of surface water and groundwater, conservation, wildlife, waste management, hazardous substances, materials or wastes or pollution (including, without limitation, regulation of releases and disposal to air, land, water and groundwater), each as amended and in effect on or prior to the Closing, and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. §§ 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., Hazardous Materials Transportation Act 49 U.S.C. App. §§ 1801 et seq., Occupational Safety and Health Act of 1970, as amended 29 U.S.C. §§ 651 et seq., Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., National Environmental Policy Act of 1969, 42 U.S.C. §§ 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., any similar or implementing state law, and all successor statutes, amendments, rules, orders, directives and regulations promulgated thereunder.

4.16     Labor Relations.  The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union. There is not pending or, to the knowledge of the Company, threatened any labor dispute, strike or work stoppage which affects or which may affect the Business of the Company or which may interfere with its continued operation.  The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company.

4.17     Employee Benefits.  Except as set forth on Schedule 4.17, neither the Company nor any trade or business, whether or not incorporated, that is, along with the Company, a member of a controlled group of corporations, a group of trades or businesses under common control, or an affiliated service group, as described in section 414(b), (c), or (m) of the Internal Revenue Code of 1986, as amended (the “Code”), has any liability with respect to any employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is a multiemployer plan, as defined in Section 3(37) of ERISA, or that is subject to Section 412 of the Code, except for contributions that have been made when due.

4.18     Affiliate Transactions.  Except as set forth on Schedule 4.18, no Shareholder nor any officer, director or employee of the Company or Affiliate of any such Person is a party to any agreement, contract, commitment or transaction with the Company or which is pertaining to the Business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business of the Company (excluding items of personal property that are personal in nature).  “Affiliate” means, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person.  “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

4.19     Closing Date.  All of the representations and warranties contained in this Article IV and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date.

4.20     Governmental Authorization; Consents.  The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.  Except as set forth on Schedule 4.20, no consent, approval, waiver or other action by any private party under any contract, agreement, indenture, lease, instrument or other document to which the Company or any Shareholder is a party or by which the Company is bound is required for the execution, delivery and performance of this Agreement by the Company or any Shareholder or the consummation of the transactions contemplated hereby.

4.21     Warranty Claims.  Except as set forth on Schedule 4.21, there are no known warranty claims that remain unsatisfied with respect to products sold by the Company prior to the Closing.

4.22     No Misstatements.  No representation or warranty made by the Company in this Agreement, the Disclosure Schedules or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.   The Company has disclosed to the Purchaser all material information relating to the Purchased Assets, the Business, and the transactions contemplated by this Agreement

ARTICLE V

Representations and Warranties of Purchaser

To induce the Company to enter into this Agreement and to consummate the transactions contemplated hereunder, the Purchaser makes the following representations and warranties.

5.1       Organization, Power and Authority.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

5.2       Due Authorization; Binding Obligation; No Conflicts.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) contravene any provision of the Articles of Incorporation or by-laws of the Purchaser; (b) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Purchaser; or (c) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against the Purchaser.

5.3       Litigation.  There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the Purchaser’s actual knowledge, threatened against or affecting the Purchaser that question the validity or enforceability of this Agreement or any action contemplated herein.

5.4       Closing Date.  All of the representations and warranties contained in this Article V and made by Purchaser elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any writing delivered to the Company by Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Purchaser has advised the Company otherwise in writing prior to the Closing.

ARTICLE VI

Certain Actions After the Closing

6.1       Taxes; Tax Returns.

6.1.1    The Parties will file their respective income tax returns for 2004 and make any other required filings.  With respect to any Taxes of the Company that are not Assumed Liabilities pursuant to Section 1.4, the Company shall pay, and indemnify and hold harmless the Purchaser from and against any Taxes imposed upon the Company or the Purchaser attributable to the Company for all the taxable periods ending before the Closing Date and for that portion of any taxable period that includes the Closing Date, calculated as if the Closing Date were the end of a taxable period, including any taxes that may arise.

6.1.2    If any Taxes for which the Company is to indemnify the Purchaser pursuant to this Section 6.1 are payable after the Closing Date, the Company shall pay or cause to be paid to the Purchaser the amount of such Taxes no later than ten (10) business days before the date such Taxes are due and payable.

6.2       Confidentiality.  Each party, including Cohen and Blake, hereto will hold, and will use its or his best efforts to cause its affiliates and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), all documents and information concerning the other party or any of its affiliates furnished to it by the other party or such other party’s representatives in connection with this Agreement or the transactions contemplated hereby, unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental or regulatory authorities) or by other requirements of law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or  (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Business, the Purchased Assets or the Assumed Liabilities furnished by the Company hereunder.  In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its affiliates and their respective representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its representatives, provided that notwithstanding the foregoing, legal counsel for each of the Parties shall be entitled to retain one (1) copy of such information, documents and materials in its files to be used only in the event of a dispute arising out of this Agreement or the transactions contemplated thereby.

6.3       Accounts Receivable.  The Company agrees to promptly remit to Purchaser the amount of any payments received with respect to the Purchased Assets by the Company or the Purchaser’s Accounts Receivable.  In addition to receipts in the Company’s lock box deposited after  5:00 p.m. EST on February 25, 2005, or other such date following the Closing as the parties may agree to in writing, all payments of Accounts Receivable to the Company otherwise received on or after the Closing Date will be for the sole benefit of Purchaser and, provided the Closing occurs, shall be promptly remitted by the Company or its bank, as the case may be, to the Purchaser.

6.4       Mail and Communications.  The Company will promptly remit to Purchaser any mail or other communications, including, without limitation, any written inquiries and payments received by the Company relating to the Purchased Assets and any mail, invoices or other communications received by the Company relating to Assumed Liabilities which are received by the Company from and after the Closing Date.  The Purchaser will promptly remit to the Company any mail or other communications, including, without limitation, any written inquiries and payments received by the Purchaser relating to the Excluded Assets, and any invoices received by the Purchaser relating to liabilities of the Company other than the Assumed Liabilities which are received by the Purchaser from and after the Closing Date.

ARTICLE VII

Indemnification

7.1       Indemnification.

7.1.1    The Company shall indemnify and hold harmless the Purchaser, and the Purchaser’s officers, directors, employees, members, managers, shareholders, subsidiaries, assigns and successors and the affiliates of the foregoing persons and entities (individually, a “Purchaser Indemnified Person” and collectively, the “Purchaser Indemnified Persons”), from and against and in respect of, and shall pay to the Indemnified Persons the amount of, any and all claims, demands, lawsuits, actions, causes of actions, administrative proceedings (including informal proceedings), losses, assessments, costs, damages, judgments, liabilities (including reasonable legal fees and disbursements incurred in defending any such matters or enforcing any covenant or obligation under this Agreement) of every kind, nature and description, whether or not involving a third party claim (collectively, “Indemnifiable Damages”) that arise or result from or relate to, directly or indirectly:

(a) any breach of any of the representations and warranties given or made by the Company in this Agreement or any certificate, document, or instrument delivered by or on behalf of the Company pursuant to this Agreement (a “Breach of Warranty Claim”);

(b) any violation by the Company of any covenant or agreement made by the Company in this Agreement, or any certificate, document, or instrument delivered by or on behalf of the Company pursuant to this Agreement; or

(c) any Excluded Liability.

7.1.2    The Purchaser shall indemnify and hold harmless the Company, the Company’s officers, directors, employees, members, managers, assigns and successors and the affiliates of the foregoing persons and entities (individually, a “Company Indemnified Person” and collectively, the “Company Indemnified Persons”), from and against and in respect of any and all Indemnifiable Damages that arise or result from or relate to, directly or indirectly, (a) any breach of any of the representations, warranties, and covenants given or made by the Purchaser in this Agreement or any certificate, document, or instrument delivered by or on behalf of the Purchaser pursuant hereto or (b) any Assumed Liability.

7.2       Claims by Third Parties.  A party seeking indemnification pursuant to this Article VII (“Indemnified Party”) will give notice to the other party (“Indemnifying Party”) promptly after the Indemnified Party has actual knowledge of any claim from a third party, as to which indemnity may be sought, and will permit the Indemnifying Party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (b) the failure or delay by the Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its or their indemnification obligations under this Agreement, except to the extent such failure or delay shall have prejudiced the Indemnifying Party.  The Indemnified Party shall not be required to commence litigation or to take any action against any third party prior to making a claim for indemnification hereunder.  If the Indemnifying Party assumes the defense of such claim or litigation, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, which shall not be unreasonably withheld.  In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party will have the full right to defend against any such claim or demand, and will be entitled to settle or agree to pay in full such claim or demand, in its reasonable discretion.  In any event, the Indemnifying Party will cooperate in the defense of such action and the records of the Indemnifying Party shall be made reasonably available to the Indemnified Party with respect to such defense.

ARTICLE VIII

Termination; Exclusivity

8.1       Termination.  This Agreement may be terminated:

8.1.1    at any time prior to the Closing by mutual written consent of the Company and the Purchaser;

8.1.2    at any time prior to the Closing by the Company or the Purchaser, if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated hereby, unless such terminating Party’s willful or knowing breach of this Agreement has caused the condition to be unsatisfied; or

8.1.3    at any time after March 4, 2005, by the Company or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; or

8.1.4    by the Purchaser pursuant to Section 1.7 hereof.

8.2       Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement; provided, however, that (i) Section 6.2, 8.2, 8.3, 9.1, 9.7, 9.16, 9.17 and Article VII shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

8.3       Break-Up Fee.  If the Closing does not take place due to the fault of the Company, then the Company shall pay to a break-up fee equal to 100% of the Purchaser’s actual costs incurred with respect to the transactions contemplated herein, including costs for due diligence, legal and accounting fees, and other related expenses.

8.4       Exclusivity.  From the date of this Agreement until the earlier of the termination of this Agreement in accordance with this Article VIII or the Closing Date, the Company covenants and agrees that neither it nor its employees, directors, officers, affiliates, agents or representatives shall, directly or indirectly (a) solicit, initiate or encourage any inquiries, proposals or offers from any person relating to any sale, exchange, tender, acquisition or purchase of all or a material amount of the assets or securities (including those held by its sole shareholder) of the Company, or any merger, consolidation or business combination with the Company, or (b) with respect to any effort or attempt by any other person to do or seek any of the foregoing (i) participate in any discussions or negotiations, (ii) furnish to any other person any confidential information with respect to the Company or its Business, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.  The Company shall promptly notify the Purchaser if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.  The Company agrees that taking any such action shall constitute a material breach of this Agreement.

ARTICLE IX

Miscellaneous

9.1       Transaction Expenses.

9.1.1    The Purchaser will indemnify and hold harmless the Company from the commission, fee or claim of any Person employed or retained or claiming to be employed or retained by the Purchaser to bring about, or to represent it in, the transactions contemplated hereby.

9.1.2    The Company will indemnify and hold harmless the Purchaser from the commission, fee or claim of any Person, firm or corporation employed or retained or claiming to be employed or retained by the Company to bring about, or to represent any of them in, the transactions contemplated hereby.

9.1.3    In addition, and Section 8.3 notwithstanding, each Party shall pay their own expenses (including legal and accounting fees) incident to the negotiation and preparation of this Agreement and any other documents prepared in connection therewith, and the consummation of the transactions contemplated herein.

9.2       Amendment and Modification.  The Parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by all of them in writing.

9.3       Entire Agreement.  This Agreement, including the exhibits, schedules, certificates and other documents and agreements delivered on the date hereof in connection herewith, and the Good Faith Deposit Agreement contains the entire agreement of the Parties with respect to the transactions contemplated by this Agreement, and supersedes all prior understandings and agreements (oral or written) of the Parties with respect to the subject matter hereof.  The Parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other Party concerning the terms, conditions or effects of this Agreement which terms, conditions or effects are not expressly set forth herein.  Any reference herein to this Agreement shall be deemed to include the schedules and exhibits.

9.4       Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated.  The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The term “knowledge” or “best of knowledge” when applied to any Person, shall mean the actual knowledge, without further investigation, of such Person.  Time shall be of the essence in this Agreement.

9.5       Execution in Counterpart.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Execution and delivery of a facsimile of this Agreement shall have the same effect as the delivery of the original.

9.6       Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) three (3) days after deposited with a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by written notice to the other Parties):

If to the Company:

Jayco Ventures, Inc.

c/o Jason Cohen

5600 N.W.12th Avenue, Suite 303

Ft. Lauderdale, Florida 33309

with a copy to:

Bart A. Houston, Esq.

Adorno & Yoss, LLP

350 E. Las Olas Blvd.

Suite 1700

Ft. Lauderdale, Florida 33301

Fax:  954-766-7800

cc: Barry P. Gruher, Esq.

If to the Purchaser:

M-Wave DBS, Inc.

475 Industrial Dr.

West Chicago, IL 60185

Attention: Jim Mayer

with a copy to:

Freeborn and Peters, LLP

311 South Wacker Drive

Suite 3000

Chicago, Illinois 60606

Fax:  (312) 360-6571

Attention:  Carl Klein

Any Party may, by notice given as aforesaid, change its address for all subsequent notices. Notices shall be deemed given on the date delivered.

9.7       Governing Law Venue and Jurisdiction. The validity, interpretation and performance of this Agreement, and any and all transactions, demands, debts, claims, defenses, suits, causes of actions and other disputes whatsoever arising out of and related to thereto, including any other related documents hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Illinois.  In the event that any litigation, action or proceeding results from or arises out of this Agreement, or the performance hereof, including the related documents, contemplated hereby, the parties agree to submit to the personal jurisdiction and venue of any State or Illinois Court having subject matter jurisdiction over such matters located in Cook County, State of Illinois, or in any other such county and state where venue may properly lie, at the sole discretion and election by Purchaser, for purposes of trying and litigating any such controversy.  Furthermore, the Company waives any right it may have to assert the doctrine of forum non-conveniens as a defense and/or objection to such jurisdiction and venue provided herein.

9.8       Confidentiality; Publicity.  Except as may be required by law, rule or regulation or as otherwise permitted or expressly contemplated herein, or for the disclosure to the legal, financial and accounting advisors of the Company or the Purchaser who have a need to know such information, none of the Parties or their affiliates, agents or representatives shall disclose to any third party the subject matter or terms of this Agreement without the prior consent of the other Parties.  Notwithstanding the foregoing, the Purchaser may make a press release or other public announcement related to this Agreement or the transactions contemplated hereby at its sole discretion without the prior approval of the other Parties.

9.9       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

9.10     Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior consent of the other Parties, and any attempt to do so will be void, except (a) for assignments and transfers by operation of law, and (b) the Purchaser may assign any or all of its rights, interests and obligations hereunder to (i) an affiliate or wholly-owned subsidiary, provided that any such affiliate or subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of all of the issued and outstanding ownership interests of the Purchaser or a substantial part of its assets or (iii) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, but no such assignment referred to in clause (i), (ii) or (iii) shall relieve Purchaser of its obligations hereunder.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.11     No Third-Party Beneficiaries.  Nothing herein expressed or implied shall be construed to give any other Person any legal or equitable rights hereunder; provided that the Purchaser’s lenders may rely on the representations, warranties and covenants of the Company, Cohen and Blake contained herein (subject to the limitations set forth herein).

9.12     Negotiation Representations.  Each Party expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself or himself of the terms, contents, conditions and effects of this Agreement; (b) except as otherwise specified herein, said Party has relied solely and completely upon its or his own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said Party has acted voluntarily and of its or his own free will in executing this Agreement; (e) said Party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s-length negotiations conducted by and among the Parties and their counsel.

9.13     Waiver.  The rights and remedies of the parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by either of the Purchaser or the Company, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other affected Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.14     Further Assurances.  At any time and from time to time (including after the Closing), upon reasonable request of the Purchaser, the Company shall do, execute, acknowledge and deliver such further acts, assignments, transfers, conveyances and assurances as the Purchaser may deem necessary or desirable in order more effectively to transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, all of the Purchased Assets, and, to the full extent permitted by law, to put the Purchaser in actual possession and operating control of the Purchased Assets and to assist the Purchaser in exercising all rights with respect thereto.

            9.15     Schedules and Exhibits.  The disclosures in the schedules and exhibits attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth herein. Any matter disclosed by the Company on any one Schedule with respect to any representation, warranty or covenant of the Company shall be deemed disclosed for purposes of all other representations, warranties or covenants of the Company to the extent that it is reasonably apparent from such disclosure that is also relates to such other representations, warranties or covenants, and to the extent any matter disclosed on any Schedule conflicts with any representation, warranty or covenant of the Company contained in this Agreement, this Agreement will control.

9.16     Attorney’s Fees and Costs. In the event that litigation results from or arises out of this Agreement or the performance hereof, including the related documents contemplated hereby, the Parties agree to an award of the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled to, at both the trial court and appellate court levels.

9.17 Waiver of jury trial. The Company and Purchaser acknowledge and agree that the transactions and  matters set forth in this Agreement and any related documents contemplated herein are complex in nature and that any litigation arising therefrom would be most appropriately, economically and speedily resolved by a non-jury trial.  This provision is a material inducement for the Parties entering into and the transactions contemplated by this Agreement.  THE COMPANY AND PURCHASER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THAT EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENTS CONTEMPLATED HEREBY, OR IN ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER WRITTEN OR ORAL) OR ACTIONS OR OMISSIONS OF ANY PARTY TO THIS AGREEMENT.

SIGNATURES

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

JAYCO VENTURES, INC.,

a Florida corporation

By:

        Jason Cohen, its President and Chief Executive Officer

M-WAVE DBS, INC.

an Illinois corporation

By:

      Jim Mayer, its Chief Executive Officer

____________________________________

Jason Cohen, individually solely with respect to Sections 3.3.4. 3.3.6, 6.2 and 8.2 of this Agreement

____________________________________

Joshua Blake, individually solely with respect to Sections 3.3.4. 3.3.6, 6.2 and 8.2 of this Agreement

INDEX OF SCHEDULES AND EXHIBITS

TO ASSET PURCHASE AGREEMENT

DISCLOSURE SCHEDULES

Schedule 1.1.5    -        Purchased Contracts

Schedule 1.2       -        Excluded Assets

Schedule 1.4       -        Assumed Liabilities

Schedule 4.1       -        Organization, Power and Authority; Subsidiaries

Schedule 4.4       -        Tax Matters

Schedule 4.5       -        Leases

Schedule 4.7       -        Accounts Receivable

Schedule 4.8       -        Licenses and Permits

Schedule 4.9       -        Intellectual Property Rights

Schedule 4.10     -        Contracts and Agreements

Schedule 4.11     -        Litigation

Schedule 4.12     -        Insurance

Schedule 4.13     -        Absence of Certain Developments

Schedule 4.17     -        Employee Benefits Plans

Schedule 4.18     -        Affiliate Transactions

Schedule 4.20     -        Governmental Authorization; Consents

Schedule 4.21     -        Warranty Claims

EXHIBITS

Exhibit A-1       -           Form of Employment Agreement for Jason Cohen

Exhibit A-2       -           Form of Employment Agreement for Joshua Blake

Exhibit B          -           Form of Letter of the Company’s Counsel

Exhibit C          -           Form of Letter of the Purchaser’s Counsel